Exhibit 99.26(e)(7)

[Variable Group Universal Life Policyholder Application] Securian Life Insurance Company [400 Robert Street North • St. Paul, Minnesota 55101-2098]

[Application is hereby made to Securian Life Insurance Company for a Variable Group Universal Life insurance plan providing life insurance and other supplemental benefits as indicated below.]

[Policyholder]

[ABC Company]

Address (Street, City, State, Zip)

[123 Main Street, Anytown, MN 00000-0000]

Contact name	Title	Phone number
[John C. Doe]	[President]	[651-123-1234]

Email address		Fax number
[JohnDoe@ABCCompany.com]		[651-123-5678]

Will the insurance applied for replace or change an existing policy? ☐ Yes ☒ No

[Plan Design: Please check the appropriate boxes below. The Accelerated Benefits Rider is always included. ]

	[Policyholder Paid (Basic)]	[Employee Paid (Supplemental)]

[Employee Variable Group Universal Life]	[☐]	[☐]

[Spouse Variable Group Universal Life]	[☐]	[☐]

[Dependents Term Life Rider (Spouse and Child) ]	[☐]	[☐]

[Other: ]	[☐]	[☐]

[Death Benefit Option:	☐	Option A — Level Death Benefit	☐	Option B — Variable Death Benefit ]
[IRC Section 7702 Test:	☐	Cash Value Accumulation Test	☐	Guideline Premium Test ]

[Securian Life Agrees To Provide:

1.         Life insurance to those who have satisfied the eligibility and any underwriting requirements.

2.         Enrollment materials necessary to implement the plan of insurance.

3.         All underwriting, claims and actuarial services as necessary.]

[The Policyholder Agrees To Provide:

1.         Employee information to Securian Life to facilitate preparation of enrollment materials and plan set-up if required.

2.         Payroll deduction facilities to collect premiums from insured employees, accounting for such premiums and remittance of such premiums to Securian Life.

3.         Reasonable administrative assistance to Securian Life with regard to notification of insured terminations, changes in payroll deduction authorizations and the distribution of materials to employees.]

Securian Life can terminate this agreement by giving the policyholder 61 days advance written notice. The policyholder can terminate this agreement by giving Securian Life 31 days advance written notice. This agreement is effective (date) [08-01-2015] and will remain in effect for a one year period. Unless terminated by either party, this agreement shall automatically renew for additional one year periods.

I agree that because this application is for a Variable Group Universal Life policy, that Securian Life, if it is unable for any reason to collect funds for units which have been allocated to a sub-account under the policy applied for, may redeem for itself the full value of such units. If such units are no longer available, it may recover that value from any other units of equal value available under the policy.

I understand that the amount or the duration of the death benefit (or both) of the policy applied for may increase or decrease depending on the investment results of the sub-accounts of the separate account. I understand that the account value of the policy applied for increases and decreases depending on the investment results. There is no guaranteed minimum account value for net premiums invested in the sub-accounts.

FOR THE [POLICYHOLDER]

[Policyholder]		Employer identification number
[ABC Company]		[12345]

Signature	Title	Date
X[/s/ John C. Doe]	[President]	[06/01/2015]

FOR SECURIAN LIFE

Agent, broker or representative	Agent, broker or representative license	Securian Life agency number
[Jane Q. Agent]	[101010]	[11111]

Agency	Signature	Date
[Agent Agency]	X[/s/ Jane Q. Agent]	[06/01/2015]